Exhibit 99.1

               Mentor Graphics Announces Record Fourth
                  Quarter 2003 Revenue and Bookings

    WILSONVILLE, Ore.--(BUSINESS WIRE)--Jan. 7, 2004--In anticipation of a presentation today at the Sixth Annual Needham & Co. Growth Conference, Mentor Graphics Corporation (Nasdaq:MENT) announced that its fourth quarter 2003 bookings and revenues had achieved record levels, with revenues in excess of the $190 million previously projected by the company. Bookings and revenues were particularly driven by strength in its Calibre product line. Calibre bookings for physical verification, extraction and resolution enhancement technology more than tripled for the quarter compared to the same period a year ago and grew more than 60% for the entire year. Book to bill was significantly greater than one.
    The company noted that fourth quarter earnings before special charges and amortization of intangibles (EBG) continue to be projected to be approximately $.30 per share, because operating expenses were adversely affected by both the strength of the Euro and significant incentive payments to Calibre engineers triggered by the extraordinary performance of the Calibre product line. Incentive payments of similar magnitude are unlikely to occur in the future absent repeated extraordinary performance by the Calibre product line.
    GAAP earnings, previously estimated to be $0.14 per share for the fourth quarter, will be negatively affected by the foregoing factors and pre-tax special charges totaling about $10 million or $0.14 per share (on a pre-tax basis), which may be offset in part by the yet unquantified effect of reevaluating U.S. deferred taxes charged upon the 2002 transfer of IKOS intellectual property to a Mentor Graphics foreign subsidiary.
    For the full year 2004, assuming the continuation of Euro/Dollar conversion rates at current levels, Mentor Graphics continues to forecast EBG of about $.80 per share and GAAP earnings, including the impact of amortization of intangibles, of about $.50 per share. GAAP earnings may be affected by the resolution of certain tax issues that could reduce the effective tax rate, such as that described in the preceding paragraph.
    The company emphasized that the foregoing results are preliminary and are subject to adjustments upon final closing of financial results and completion of the annual audit by independent accountants. Mentor Graphics will release fourth quarter and full year 2003 results after the close of the market on Tuesday, January 27, 2004.

    About Mentor Graphics

    Mentor Graphics Corporation (Nasdaq:MENT) is a world leader in electronic hardware and software design solutions, providing products, consulting services and award-winning support for the world's most successful electronics and semiconductor companies. Established in 1981, the company reported revenues over the last 12 months of about $650 million and employs approximately 3,600 people worldwide. Corporate headquarters are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777; Silicon Valley headquarters are located at 1001 Ridder Park Drive, San Jose, California 95131-2314. World Wide Web site: http://www.mentor.com/.

    Calibre and IKOS are trademarks of Mentor Graphics Corporation.

    In the calculation of earnings, gross margin and operating expenses before amortization of acquired intangibles and special charges, Mentor Graphics excludes amortization of acquired intangibles and write-offs of in-process R&D from acquisitions. Also excluded are non-operating and non-recurring items classified as special charges such as restructure expenses and asset impairments. These excluded items are generally infrequent, less predictable and are often non-cash in nature. Earnings before goodwill (EBG) income tax expense calculation differs from a GAAP calculation as it assumes a normalized effective tax rate based on multiple years of historical and forecast future earnings. Mentor Graphics believes that excluding these items provides investors with a representation of its core performance, and a pro forma base line for assessing the future earnings potential of Mentor Graphics.
    These pro forma measures should be assessed in conjunction with GAAP earnings measures for a more complete understanding of the Company's results. Since pro forma measures exclude certain items, differences in earnings from GAAP can be significant; Mentor Graphics management evaluates its performance under both measures for a complete understanding of its results. Investors are encouraged to review both measures for their evaluations and consider the GAAP earnings measures as the most complete measure of Mentor Graphics overall performance.
    Reconciliations between EBG and GAAP of Mentor Graphics' previous projections for the fourth quarter of 2003 and full year 2004 were included in the company's press release dated October 22, 2003 entitled "Mentor Graphics Reaffirms 2003 Outlook and Provides Initial 2004 Outlook" available on the company's website.

    Statements in this press release regarding the company's outlook for future periods constitute "forward-looking" statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or industry results to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: (i) the Company's ability to continue selling products and services during the continuing slowdown in the electronics industry; (ii) the Company's ability to manage expenses during the current slowdown in the electronics industry; (iii) changes in accounting or reporting rules or interpretations, changes in the tax environment worldwide, limitations on repatriation of earnings, licensing and intellectual property rights protection; (iv) the Company's ability to successfully integrate and manage its future acquisitions; (v) the Company's ability to successfully offer products and services that compete in the highly competitive and dynamic EDA industry including the risk that the Company's technology, products or inventory become obsolete;
(vi) the overall instability of diverse economies, including changes in regional or worldwide economic or political conditions, government trade restrictions, or war in the Middle East or elsewhere (vii) effects of the increasing volatility of foreign currency fluctuations on the Company's business and operating results, and (viii) effects of unanticipated shifts in product mix on gross margin and unanticipated shifts in geographic mix on the overall tax rate, all as may be discussed in more detail under the heading "Factors That May Affect Future Results and Financial Condition" in the Company's most recent Form 10-K or Form 10-Q. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. In addition, statements regarding outlook do not reflect potential impacts of mergers or acquisitions that have not been announced or closed as of the time the statements are made. Mentor Graphics disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements to reflect future events or developments.

    CONTACT: Mentor Graphics
             Ryerson Schwark, 503-685-1462
             (Public and Investor Relations)
             ry_schwark@mentor.com
             Dennis Weldon, 503-685-1462 (Treasurer)
             dennis_weldon@mentor.com